Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Frequency Electronics, Inc. on Form S-8 (Nos. 333-08901, 333-40506, 333-140938, 333-156600, 333-42233 and 333-188952) of our report dated July 26, 2019 on our audit of the consolidated financial statements as of April 30, 2019 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about July 28, 2020.

 /s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

July 28, 2020